EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES INCREASE IN THE
QUARTERLY CASH DIVIDEND TO $0.12 PER SHARE

SHREVEPORT, La — July 12, 2017 — Home Federal Bancorp, Inc. of Louisiana (the "Company") (NASDAQ: HFBL) the holding company for Home Federal Bank announced today that its Board of Directors at their meeting on July 12, 2017, declared an increase of 33.3% in the quarterly cash dividend to $0.12 per share on the Company's common stock. The dividend is payable on August 7, 2017, to the shareholders of record at the close of business on July 24, 2017.

James R. Barlow, President and Chief Executive Officer, stated, "This fourth annual increase in our dividend rate, and 49th consecutive quarterly cash dividend since the Company's initial public offering in 2005, reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for our Company.  Based on our earnings for the quarter ended March 31, 2017, the increase in our quarterly dividend rate reflects a payout ratio of approximately 25%."

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its nine full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Executive Officer (318) 222-1145